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                                                                      EXHIBIT 10


                         AGREEMENT AND AMENDMENT NO. 1

                                       TO

                           REVOLVING CREDIT AGREEMENT


     THIS AGREEMENT AND AMENDMENT NO. 1 is made and entered into as of this 27th day of August, 1996 by and among O'Charley's Inc. (the "Borrower"), each of the undersigned Banks, and First American National Bank (the "Agent"), individually and as Agent for such Banks.

                              W I T N E S S E T H:

     WHEREAS, the parties hereto are parties to a certain Revolving Credit Agreement dated as of April 21, 1994 (the "Credit Agreement");

     WHEREAS, terms defined in the Credit Agreement are used herein with the same meanings; and

     WHEREAS, as a result of (i) the charge to earnings of $5.5 million incurred in the quarter ended July 14, 1996 (the "Second Quarter") in connection with the proposed settlement of the litigation styled Taylor, et al.
v. O'Charley's Inc. (the "Taylor Litigation Charge") and (ii) the charge to earnings of $3.3 million incurred in the Second Quarter in connection with the write-down of certain assets in accordance with Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (the "FAS 121 Charge"), the parties wish to amend the Credit Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations herein contained, and each intending to be legally bound hereby, the parties agree as follows:



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      SECTION 1. AMENDMENTS TO CREDIT AGREEMENT.

      1.1 The following defined terms set forth in Section 1 of the Credit Agreement are hereby deleted in their entirety and the following definitions inserted in lieu thereof:

           "EBITDA" means earnings before interest expense, taxes, depreciation, and amortization expense, excluding the effects of the Taylor Litigation Charge and the FAS 121 Charge.

           "INDEBTEDNESS" means, as to the Borrower or any Subsidiary, all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including without limitation:

                 (A) All indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse;

                 (B) All indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise: (1) to purchase such indebtedness; or (2) to purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss; or (3) to supply funds to or in any other manner invest in the debtor;

                 (C) All indebtedness secured by (or for which the holder of such indebtedness has a right, contingent or otherwise, to be


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            secured by) any mortgage, deed of trust, pledge, lien,
            security interest or other charge or encumbrance upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; and

                 (D) All indebtedness incurred as the lessee of goods or services under leases that, in accordance with generally accepted accounting principles consistently applied, should not be reflected on the Borrower's or any Subsidiary's balance sheet.

           Notwithstanding the foregoing, Indebtedness shall not include any obligation or liabilities incurred in connection with the Taylor Litigation Charge and the FAS 121 Charge.

           "INTEREST COVERAGE RATIO" means the earnings of Borrower (excluding the effects of the Taylor Litigation Charge and the FAS 121 Charge) before interest expense and taxes divided by interest expense.

           "LOAN TERMINATION DATE" means July 31, 1997.

           "STOCKHOLDERS' EQUITY" means, at any time, the aggregate of the Subordinated Indebtedness plus the sum of the following accounts set forth in a consolidated balance sheet of the Borrower and its Subsidiaries, prepared in accordance with generally accepted accounting principles consistently applied: (A) the par or stated value of all outstanding capital stock; (B) capital surplus; and (C) retained earnings after excluding the effects of the Taylor Litigation Charge and the FAS 121 Charge."


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     1.2  Paragraph 5.1(F)(1) of the Credit Agreement is hereby amended to read in its entirety as follows:

          "(F) The Borrower will maintain:

               (1) an Interest Coverage Ratio of greater than
          4.2 to 1, calculated quarterly on a four (4) quarter trailing basis. In the event the Borrower exercises the Term Option, the Interest Coverage Ratio shall be replaced with a Fixed Charges Coverage Ratio. In such event, the Borrower shall maintain a Fixed Charges Coverage Ratio of greater than 1.3 to 1, calculated quarterly on a trailing four (4) quarter basis.

     SECTION 2. CONSENTS AND WAIVERS.

     2.1 The Banks hereby waive any default by the Borrower pursuant to Paragraphs 5.2(D), 6.1(H) and 6.1(I) resulting from the settlement of the litigation styled Taylor, et al. v. O'Charley's Inc. on substantially the terms contemplated by the Settlement Agreement, in the form attached to this Agreement and Amendment No. 1 as Exhibit A (the "Settlement Agreement"), and the payment by Borrower of amounts due thereunder.

     2.2 The Banks hereby consent pursuant to Paragraph 5.1(A) to the use of the proceeds of the Loans for the payment of sums due in accordance with the terms of the Settlement Agreement.

     SECTION 3. GENERAL

     3.1 The Credit Agreement is ratified and confirmed and shall continue in full force and effect as amended hereby. The Borrower acknowledges and agrees that all agreements, waivers and consents contained in this Agreement and Amendment No. 1 are limited as provided herein and do not extend to any other provisions of the Credit Agreement not specified herein or to any other matters.


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     3.2  This Agreement and Amendment No. 1 may be executed by the parties independently in any number of counterparts, all of which together shall constitute but one and the same instrument which is valid and effective as if all parties had executed the same counterpart.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Amendment No. 1 as of the day and year first above written.


First American National Bank, a national      O'Charley's Inc., a Tennessee
   banking association                             corporation

By: /s/ Dolf H. Roell                         By: /s/ Gregory L. Burns
   ------------------------------                 -----------------------------
Title: Senior Vice President                  Title:   Chief Executive Officer
      ---------------------------                   ---------------------------


                                              Mercantile Bank of St. Louis
The First National Bank of Boston                  National Association

By:      William C. Purinton                  By: /s/ Don Adam
   ------------------------------                ------------------------------
Title:    Vice President                      Title:   Vice President
      ---------------------------                   ---------------------------


Nations Bank, N.A.

By:    William H. Diehl
   ------------------------------
Title: Vice President
      ---------------------------



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